Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This is an Amendment (the “Amendment”) to the Employment Agreement originally effective January 1, 1996 between Almost Family, Inc. (f/k/a/ Caretenders Health Corp.) (the “Corporation”) and William B. Yarmuth (the “Employee”), as such agreement was earlier amended effective January 1, 2009 (as amended, the “Employment Agreement”). The Corporation and the Employee are together referred to herein as “the parties.”

Recitals

A.                                    Corporation has entered into a Merger Agreement dated November 15, 2017 (“Merger Agreement”) with LHC Group, Inc. (“LHC”), and, pursuant thereto, Employee and LHC have agreed that Employee’s employment will end at the closing date and he will instead perform services as a consultant thereafter pursuant to a Consulting Agreement of that same date (the “Consulting Agreement”).

B.                                    Section 9 of the Employment Agreement requires that the Corporation make a Gross-Up Payment (as therein defined) if the total amounts payable to Employee which are determined to be paid in connection with a change in control, in accordance with Section 280G of the Internal Revenue Code (the “Code”), exceed a certain threshold as determined pursuant to that Code Section and regulations thereunder.

C.                                    Since the merger is expected to close in 2018, the total that can be paid as “parachute payments” before excise taxes are due with respect to such payments under Code Section 4999 (the “280G Threshold”), is determined based on three times the average of the Employee’s reported Form W-2 income for tax years 2013-2017.

D.                                    Unless Employee’s taxable income as reflected on his 2017 Form W-2 is higher than currently estimated, the parties anticipate that the total payments that would be considered “parachute payments” for Code Section 280G and 4999 purposes will be higher than the 280G Threshold, which, in turn, will trigger an excise tax with respect to all amounts paid that exceed 1/3rd of the 280G Threshold (the “base amount” under Code Section 280G) and the Corporation’s Gross-Up Payment obligation under the Employment Agreement.

E.                                     The Consulting Agreement provides that the portion of any excise taxes that may be due that is attributable to the Consulting Fees payable thereunder (allocated as between those fees and other “parachute payment” amounts as set out in section 12 of the Consulting Agreement), will be borne by Employee and not included in the Gross-Up Payment required by Section 9 of the Employment Agreement.

F.                                      The parties anticipate that some amount of the total severance and Consulting Fees payable to Employee under the Employment and Consulting Agreements will not constitute “parachute payments” under Code Section 280G, because some portion constitutes reasonable compensation for future services to be rendered and the value of Employee refraining from competition with the Corporation and LHC (the “Reasonable

Compensation Amount”), all as initially determined in the judgement of the firm of certified public accountants regularly serving the Corporation (but subject to possibly conflicting claims by the Internal Revenue Service) as described in Section 9 of the Employment Agreement, and wish to agree which of the various payments to be received by Employee will be reduced by such Reasonable Compensation Amount for purposes of determining the Gross-Up Payment, versus excise taxes attributable to the Consulting Fees.

G.                                    The Employment Agreement provides for certain severance amounts to be paid if Employee’s employment ends following a change in control, as is currently contemplated.  The amount of such severance is determined based partly on the bonus payments made to Employee in the one-year period preceding the severance date.

H.                                   Because of a special bonus of $400,000 paid to Employee in April 2017, Employee’s anticipated severance is 290% of the sum of his current base salary and a minimum bonus in that amount.

I.                                        The Corporation is willing to pay another bonus (with respect to 2017 services) as provided below, conditioned upon the parties making clear in this Amendment which of the bonuses (and not both) will be included in the severance calculation, which will increase Employee’s 2017 Form W-2 income used to determine the 280G Threshold and base amount.

J.                                        In addition, the Corporation has reserved the right under its Stock and Incentive Compensation Plans to accelerate vesting, and waive restrictions or performance conditions under restricted stock grants previously made to the Employees, and wishes to document that vesting and waiver in this Amendment, which will have the effect of creating a taxable event and additional 2017 taxable income to be reported on the Employee’s Form W-2, as of the date hereof.

Amendment

1.                                      All capitalized terms used herein and not otherwise defined shall have the meanings given in the Employment Agreement.

2.                                      The Corporation hereby agrees to pay to Employee, on or before December 31, 2017, a bonus of $609,300.

3.                                      The first paragraph of Section 8.c. of the Employment Agreement is hereby amended, such that as amended, it shall read in its entirety as follows:

(c) If the Employee’s employment with the Corporation is terminated for any reason (including Cause) other than death or becoming Disabled following a Change of Control (as hereinafter defined), the Employee shall be entitled to receive an amount equal to 290% of the sum of Employee’s Base Salary and a bonus of $609,300. Such amount shall be paid to the Employee in a single lump sum, on the 6-month anniversary of the date of termination.

4.                                      The Corporation, by action of its Compensation Committee, hereby fully vests and removes all restrictions or performance conditions with respect to 12,400 restricted shares awarded under an agreement dated March 2, 2015, 10,700 restricted shares award under an agreement dated March 4, 2016, 8,100 restricted shares awarded under an agreement dated March 10, 2017, as well as 21,400 time and performance-vesting restricted shares awarded under an agreement dated March 4, 2016 and another 16,100 Performance Shares under an agreement dated March 10, 2017 (together, the “Performance Shares”), in each case as if the maximum performance was achieved. Employee hereby requests and Corporation agrees to transfer back to the Corporation pursuant to the power of attorney of the Corporate Secretary in each such award agreement, a number of the restricted shares on which the restrictions are lifted hereunder, with a Fair Market Value equal to Employee’s federal state and local tax withholding obligations determined with respect to the total Fair Market Value as of the date hereof of all the shares referred to in this section.  Notwithstanding the foregoing, if the Merger Agreement is terminated or cancelled other than by closing of the transaction contemplated thereby, the parties agree that the Performance Conditions will be restored to the fullest extent possible and that each of them shall use their best efforts to put the Corporation and the Employee in the same position as they would have been in without this Amendment, based on the performance conditions and time frame set out in the Performance Share award agreements, if and to the extent that those conditions are not actually met within the time frame set out in such agreements.

5.                                      Any stock certificates to be issued with respect to the restricted and Performance Shares to be released as a result of their vesting hereunder will be issued in employee’s name and the shares will be sent electronically to the brokerage account listed on Exhibit A attached hereto.

6.                                      Provided that Employee makes himself available to the Corporation’s tax advisors to allow them to reasonably estimate the Reasonable Compensation Amount, the parties hereby agree that the Reasonable Compensation Amount will be allocated 100% to Employee when determining what portion of the compensation and fees paid to Employee may be “parachute payments” under the Code. Further, if and to the extent that the Reasonable Compensation Amount as determined by the Corporation is reduced in a final agreement with or judgment with respect to Employee’s income tax return for one or more years in which payments are made to him under the Employment and Consulting Agreements, such that Employee is assessed with an excise tax under Code Section 4999 with respect to Consulting Fees to which Section 9 of his Employment Agreement does not apply, the Corporation will indemnify him from such payment (but, for clarity, not for excise taxes on or income taxes due with respect to such indemnification amount).  Notwithstanding recital F hereinabove, if the Internal Revenue Service were to make a claim related to an excise tax under Code Section 4999, Employee reserves the right to engage his own certified public accountants, at his expense, related to the calculation of the Reasonable Compensation Amount referenced herein.

7.                                      In all other respects, the Employment Agreement, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, the parties execute this Amendment as of December 29, 2017, to be effective on that date.

/s/ William B. Yarmuth
William B. Yarmuth

Date:	12/29/17

ALMOST FAMILY, INC.

By:	/s/ Jonathan D. Goldberg

Title:	Chairman Compensation Committee

Date:	12/29/17

Form of Exhibit A

Name of Brokerage Company: UBS Financial Services

Account Number:

Brokerage DTC number: 0021

Broker’s name, phone number

and email address: